September 14, 2017

Via Electronic Mail and Overnight Courier

MML Investment Advisers, LLC
100 Bright Meadow Blvd.
Enfield, CT 06082
   Attn:  Tina Wilson, Vice President

       Re:	FX Trading Practices

Ladies and Gentlemen:

As you know, pursuant to an Investment
Subadvisory Agreement, dated December 3,
2012 (the "Agreement"), with Massachusetts
Mutual Life Insurance Company and assigned to
MML Investment Advisers, LLC ("you") on
April 1, 2014, Templeton Investment Counsel,
LLC ("we," or "us") performs investment
subadvisory services for the MML Foreign Fund
(the "Portfolio"), a series of MML Series
Investment Fund.

We and you agree to the following with respect to our services for the Portfolio pursuant to the Agreement. Unless otherwise agreed by us in writing, as of September 14, 2017: (1) foreign exchange trading for the Portfolio for portfolio trading purposes and income repatriation in unrestricted markets will be performed by us;
and (2) foreign exchange trading for the Portfolio in restricted markets will continue to be executed by the Portfolio's custodian (the
"Custodian"), upon instructions from us, and the Custodian will be solely responsible for such execution.

This Letter Agreement supercedes and replaces the Letter Agreement between you and us dated
December 3, 2012.  Please confirm your
acceptance of the provisions above by signing below. Any individuals whose signatures are affixed to this Letter Agreement on your behalf have full authority and power to bind you to the terms contained herein. Once executed on your behalf, please return one fully executed original of this Letter Agreement to us.

Sincerely,

TEMPLETON INVESTMENT COUNSEL, LLC

           /s/ Cindy Sweeting
Name:  Cindy Sweeting
Title:    President
Accepted and Agreed:

MML
INVESTMENT
ADVISERS, LLC

             /s/ Tina
Wilson
Name: 	Tina
Wilson
Title: 	Vice
President
Date:
	Septem
ber 14, 2017


MML Investment Advisers, LLC
September [  ], 2017
Page 2 of 2